UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2013

SANTEON GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	033-19961	01-0623010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11700 Plaza America Drive, Suite 810, Reston, Virginia 20190
(Address of principal executive offices, including zip code)

(703) 970-9200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquistion or Disposition of Assets.

On October 31, 2013, Santeon Group Inc. and its wholly-owned subsidiary, Santeon, Inc.  (collectively, “Santeon”) entered into an Asset Purchase Agreement with eBenefits Network LLC, a Delaware limited liability company (“eBenefits”) whereby Santeon sold to eBenefits its cloud-based service division that automates the employee benefits enrollment process. This business was sold to eBenefits for $500,000.00 in cash, subject to post-closing purchase price adjustments.

Santeon’s Chief Executive Officer, Dr. Ash Rofail, is a member of eBenefits.

Santeon completed the sale of these assets to eBenefits on October 31, 2013 and eBenefits paid the entire purchase price, with $100,000 being placed into escrow to cover any downward adjustment of the purchase price that may occur. As of now, Santeon does not anticipate that the purchase price will be reduced in any significant amount. However, Santeon could receive an increase to the purchase price in the event that a certain contract that is in the negotiation process is ultimately awarded to eBenefits. In that case, Santeon will receive 20% of the first four (4) years value of such contract.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement dated October 31, 2013 between eBenefits Network, LLC., Santeon Group Inc. and Santeon Inc.
99.1	Press Release titled "Santeon Divests eBenefits Network Business"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTEON GROUP INC.
Dated: November 1, 2013	By:	/s/ Ashraf M. Rofail
Ashraf M. Rofail Chairman and CEO